Exhibit 10.1

ALTENERGY ACQUISITION CORP.

600 LEXINGTON AVENUE

9th FLOOR

NEW YORK, NEW YORK 10022

March 31, 2026

Jonathan Darnell

450 E. 663rd Street, Apt 3E

New York, NY 10065

Re: Mutual Termination of Consulting Engagement and Forfeiture of Certain Accrued Contingent Compensation

Dear Mr. Darnell,

This letter confirms the mutual agreement between Jonathan Darnell (“Consultant”) and AltEnergy Acquisition Corp. (“Company”) to terminate the consulting engagement between the parties effective March 23, 2026 (the “Termination Date”). This letter sets forth the terms and conditions of such termination, including the Consultant’s acknowledgment and agreement with respect to certain compensation matters.

1. Termination of Consulting Engagement

By mutual agreement of the parties, the consulting engagement between Consultant and Company, including any and all consulting agreements, statements of work, and arrangements between the parties (collectively, the “Engagement”), shall terminate on the Termination Date.

2. Forfeiture of Certain Accrued Contingent Compensation

Pursuant to the Engagement, (i) Consultant has accrued contingent fees in the amount of $5,200 per month for the period April 1, 2022 through December 31, 2022 and $15,600 per month for the period January 1, 2023 through December 31, 2025; and (ii) Consultant is entitled to a one-time success fee in the amount of $150,000 payable upon the consummation by the Company of a business combination.

The Company and Consultant agree that if and only if the Company successfully completes a Business Combination, the Consultant shall be entitled to receive and the Company shall be obligated to pay only those accrued monthly and contingent payments for the period commencing April 1, 2022 through December 31, 2024 totaling $421,200 referred to in clause (i) in the immediately preceding paragraph, as well as the one-time success fee of $150,000 referred to in clause (ii) of the immediately preceding paragraph.

Consultant acknowledges and agrees that, as a condition of and in consideration for this mutual termination, Consultant hereby irrevocably waives, releases, and forfeits any and all right, title, and interest in and to any monthly contingent compensation accrued after December 31, 2024.

For the avoidance of doubt, Consultant understands and agrees that no Contingent Compensation shall become due, payable, or otherwise deliverable to Consultant in the event the Company does not complete a successful business combination, cease operations, and winds up.

3. Full and Final Settlement

Consultant represents and warrants that Consultant has had adequate opportunity to review this letter, to consult with legal counsel of Consultant’s choosing, and that Consultant executes this agreement voluntarily and with full understanding of its terms and legal effect. This letter constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, or agreements relating to the termination of the Engagement.

4. Independent Contractor Status

Nothing in this letter shall be construed to create an employment relationship between Consultant and the Company. The parties acknowledge that Consultant has at all times performed services as an independent contractor and that this letter does not alter that characterization.

5. Governing Law

This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

Sincerely,

/s/ Russell Stidolph
Russell Stidolph Chief Executive Officer AltEnergy Acquisition Corp.

ACKNOWLEDGED AND AGREED:

/s/ Jonathan Darnell
Jonathan Darnell